Exhibit j(iii) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Federated Stock and Bond Fund:

We consent to the use of our report dated January 25, 2008 with respect to the financial statements for Federated Stock and Bond Fund (formerly known as Federated Stock and Bond Fund, Inc.) as of November 30, 2007 incorporated herein by reference and to the references to our firm under the heading “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
May 19, 2008